CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2023, relating to the financial statements and financial highlights of Diamond Hill Small Cap Fund, Diamond Hill Small‐Mid Cap Fund, Diamond Hill Mid Cap Fund, Diamond Hill Large Cap Fund, Diamond Hill Large Cap Concentrated Fund, Diamond Hill Select Fund, Diamond Hill Long‐Short Fund, Diamond Hill International Fund, Diamond Hill Short Duration Securitized Bond Fund, and Diamond Hill Core Bond Fund, for the year ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Cleveland, Ohio
February 22, 2023